Exhibit 5.1

Josh Seidenfeld

+1 650 843 5862

jseidenfeld@cooley.com

February 4, 2021

Lucira Health, Inc.

1412 62nd Street

Emeryville, CA 94608

Ladies and Gentlemen:

We have acted as counsel to Lucira Health, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, covering an underwritten public offering of up to 1,365,625 shares of the Company’s common stock, par value $0.001 (the “Shares”). The Registration Statement incorporates by reference the registration statement on Form S-1 (No. 333-252164), which was declared effective on February 4, 2021 (the “Prior Registration Statement”), including the prospectus which forms a part of the Prior Registration Statement (the “Prospectus”).

In connection with this opinion, we have examined and relied upon (a) the Prior Registration Statement and Prospectus, (b) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, as currently in effect as of the date hereof, (c) the form of the Company’s Amended and Restated Certificate of Incorporation, filed as Exhibit 3.2 to the Prior Registration Statement, which is to be in effect immediately following the closing of the offering contemplated by the Prior Registration Statement, and the Company’s Amended and Restated Bylaws, filed as Exhibit 3.4 to the Prior Registration Statement, which are to be in effect immediately prior to the closing of the offering contemplated by the Prior Registration Statement and (d) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued against payment therefor as described in the Prior Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Prior Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Cooley LLP     3175 Hanover Street     Palo Alto, CA     94304-1130

t: (650) 843-5000     f: (650) 849-7400     cooley.com

Lucira Health, Inc.

February 4, 2021

Page Two

Sincerely,

Cooley LLP

By:	/s/ Josh Seidenfeld
Josh Seidenfeld

Cooley LLP     3175 Hanover Street     Palo Alto, CA     94304-1130

t: (650) 843-5000     f: (650) 849-7400     cooley.com